JOINT FILING AGREEMENT

     The undersigned, being duly authorized thereunto, hereby execute this agreement for inclusion as an exhibit to a Schedule 13D with respect to the Common Stock, par value $.01 per share, of Telaxis Communications Corporation to evidence the agreement of the below-named parties, in accordance with the rules promulgated pursuant to the Securities Exchange Act of 1934, to file such
Schedule 13D, and any amendments or supplements thereto, jointly on behalf of each such party.

Dated:  April 11, 2003

CONCORDE EQUITY, LLC



By:/s/ Robert E. Fitzgerald                        /s/ Robert E. Fitzgerald
   ---------------------------                     -----------------------------
Robert E. Fitzgerald,                              Robert E. Fitzgerald
President and Managing Member